Year ended August 31,
                                                      1996            1995
                                                   -------------------------
PRIMARY LOSS PER SHARE:

Average shares outstanding                         2,535,900       1,676,900

SAB No. 83 - for stock options granted at
  exercise price less than the initial public
  offering price during the 12 months
  preceding the initial public offering
  using the treasury method                           50,200         200,900
                                                 -----------     -----------

Total                                              2,586,100       1,877,800
                                                 ===========     ===========

Net loss                                         $(1,957,900)    $(1,233,547)
                                                 ===========     ===========

Net loss per share                               $      (.76)    $      (.66)
                                                 ===========     ===========

FULLY DILUTED LOSS PER SHARE:

Average shares outstanding                         2,535,900       1,676,900

SAB No. 83 - for stock options granted at
  exercise price less than the initial public
  offering price during the 12 months
  preceding the initial public offering
  using the treasury method                           50,200         200,900
                                                 -----------     -----------
Total                                              2,586,100       1,877,800
                                                 ===========     ===========

Net loss                                         $(1,957,900)    $(1,233,547)
                                                 ===========     ===========

Net loss per share                               $      (.76)    $      (.66)
                                                 ===========     ===========